CONTACTS:
Media Inquiries
Krista Sohm
(248) 435-7115
krista.sohm@meritor.com

Investor Inquiries
Todd Chirillo
(248) 435-1571
todd.chirillo@meritor.com

Meritor Reports Third-Quarter Fiscal Year 2021 Results

TROY, Mich. (Aug. 4, 2021) – Meritor, Inc. (NYSE: MTOR) today reported financial results for its third fiscal quarter that ended June 30, 2021.

Third-Quarter Highlights
•Sales of $1,016 million
•Net income attributable to Meritor and net income from continuing operations attributable to Meritor of $42 million
•Diluted earnings per share from continuing operations of $0.58
•Adjusted income from continuing operations attributable to the company of $45 million, or $0.62 per adjusted diluted share
•Adjusted EBITDA of $107 million and adjusted EBITDA margin of 10.5 percent
•Operating cash flow of $39 million
•Free cash flow of $18 million

Third-Quarter Results
For the third quarter of fiscal year 2021, Meritor posted sales of $1,016 million, up $502 million, or approximately 98 percent, from the same period last year. The increase in sales was primarily driven by higher global truck production in all markets.

Net income attributable to Meritor and net income from continuing operations attributable to Meritor, were each $42 million, or $0.58 per diluted share, compared to net loss of $36 million, or $0.50 loss per diluted share, in the same period last year. Higher net income year over year was driven by higher sales volumes, partially offset by higher freight, steel and electrification costs.

Adjusted income from continuing operations attributable to the company in the third quarter of fiscal year 2021 was $45 million, or $0.62 per adjusted diluted share, compared to net loss of $26 million, or $0.36 loss per adjusted diluted share, in the same period last year.

Adjusted EBITDA was $107 million, compared to $7 million in the third quarter of fiscal year 2020. Adjusted EBITDA margin was 10.5 percent, compared to 1.4 percent in the same period last year. The increase in adjusted EBITDA and adjusted EBITDA margin was driven primarily by higher sales volumes, partially offset by higher freight, steel and electrification costs.

Cash provided by operating activities was $39 million in the third quarter of fiscal year 2021, compared to cash used for operating activities of $102 million in the third quarter of fiscal year 2020. The increase in operating cash flow year over year was driven primarily by higher earnings and the impact of accounts receivable factoring as a result of higher balances available under the company’s factoring programs, partially offset by an increase in working capital requirements.

Third-Quarter Segment Results
Commercial Truck sales for the third quarter of fiscal year 2021 were $800 million, up $464 million, or 138 percent, compared to the same period last year. The increase in sales was primarily driven by higher global truck production in all markets.

Segment adjusted EBITDA for Commercial Truck was $69 million, up $92 million, compared to the third quarter of fiscal year 2020. Segment adjusted EBITDA margin was 8.6 percent in the third quarter of fiscal year 2021, compared to negative 6.8 percent in the same period of the prior year. The increase in segment adjusted EBITDA and segment adjusted EBITDA margin was driven primarily by conversion on higher revenue, partially offset by higher freight, steel and electrification costs.

Aftermarket & Industrial sales for the third quarter of fiscal year 2021 were $258 million, up $55 million, or 27 percent, from the same period a year ago. The increase in sales in the third quarter of 2021 was primarily due to higher volumes across the segment.

Segment adjusted EBITDA for Aftermarket & Industrial was $36 million, up $5 million, compared to the third quarter of fiscal year 2020. The increase in segment adjusted EBITDA was driven primarily by higher sales volumes, partially offset by higher freight costs. Segment adjusted EBITDA margin was 14.0 percent in the third quarter of fiscal year 2021, compared to 15.3 percent in the same period of the prior year. The decrease in segment adjusted EBITDA margin was due primarily to higher freight costs, which more than offset conversion on higher sales.

Capital Return and New Share Repurchase Authorization
In the third quarter of fiscal year 2021, the company repurchased approximately 1 million shares of common stock for $25 million. In July 2021, the company repurchased approximately 1.5 million shares of common stock for an additional $34 million, completing the remaining equity repurchase authorization.

In July 2021, the Board of Directors authorized the repurchase of an additional $250 million of the company’s common stock subject to compliance with legal and regulatory requirements and the company’s debt covenants.

Outlook for Fiscal Year 2021
The company is revising its guidance from its prior outlook for fiscal year 2021, as follows:
•Revenue to be approximately $3.9 billion (prior outlook of $3.650 billion to $3.8 billion)
•Net income attributable to Meritor and net income from continuing operations attributable to Meritor to be approximately $175 million (prior outlook of $145 million to $155 million)
•Diluted earnings per share from continuing operations to be approximately $2.40 (prior outlook of $2.00 to $2.15)
•Adjusted diluted earnings per share from continuing operations to be approximately $2.45 (prior outlook of $2.15 to $2.30)
•Adjusted EBITDA margin to be approximately 10.7% (prior outlook of 10.6 percent to 10.8 percent)
•Operating cash flow to be approximately $210 million (prior outlook of $205 million to $220 million)
•Free cash flow to be approximately $115 million (prior outlook of $110 million to $125 million)

“We are pleased with our performance in the third quarter and are raising sales and adjusted EPS guidance for the full fiscal year 2021,” said CEO and president Chris Villavarayan. “As market adoption grows for electric commercial vehicles, we remain focused on expanding growth opportunities as demonstrated by the new relationships we announced with Hyliion, Hino and SEA Electric.”

Third-Quarter Fiscal Year 2021 Conference Call
Meritor will host a conference call and webcast to discuss the company's third-quarter results for fiscal year 2021 on Wednesday, August 4, at 8:30 a.m. ET.

To participate, call (844) 412-1003 within the U.S. or (216) 562-0450 from outside the U.S. at least 10 minutes prior to the start of the call. Please reference conference ID: 8153569 when registering. Investors can also listen to the conference call in real time or access a recording of the call after the event by visiting the Investors page on meritor.com.

A replay of the call will be available starting at 11:30 a.m. ET on August 4 until 11:30 a.m. ET on August 11 by calling (855) 859-2056 from within the United States or (404) 537-3406 from outside the U.S. Please refer to replay conference ID: 8153569. To access the listen-only audio webcast, visit meritor.com and select the webcast link from the investors page.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking, aftermarket and electric powertrain solutions for commercial vehicle and industrial markets. With more than a 110-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Michigan, United States, and is made up of more than 8,600 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.

Forward-Looking Statement
This release contains statements relating to future results of the company (including certain outlooks, projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the duration and severity of the COVID-19 pandemic and its effects on public health, the global economy, and financial markets, as well as our industry, operations, workforce, supply chains, distribution systems and demand for our products; reliance on major OEM customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations and our ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to manage demand expectations in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on European markets or our European operations, or financing arrangements related thereto following the United Kingdom's decision to exit the European Union or, in the event one or more other countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, restrictive government actions regarding trade, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); risks related to our joint ventures; rising costs of pension benefits; the ability to achieve the expected benefits of strategic initiatives and restructuring actions; our ability to successfully integrate the products and technologies of Fabco Holdings, Inc., AxleTech and Transportation Power, Inc. and future results of such acquisitions, including their generation of revenue and their being accretive; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle production in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development and launch of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any proceedings or related liabilities with respect to environmental, asbestos-related, or other matters; possible changes in accounting rules; and other substantial costs, risks and uncertainties, including but not limited to those detailed in our Annual Report on Form 10-K for the year ended September 30, 2020 and from time to time in other filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters generally end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Financial Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP"), we have provided information regarding non-GAAP financial measures. These non-GAAP financial measures include adjusted income (loss) from continuing operations attributable to the company, adjusted diluted earnings (loss) per share from continuing operations, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, segment adjusted EBITDA margin, free cash flow and free cash flow conversion.

Adjusted income (loss) from continuing operations attributable to the company and adjusted diluted earnings (loss) per share from continuing operations are defined as reported income (loss) from continuing operations and reported diluted earnings (loss) per share from continuing operations before restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA margin is defined as adjusted EBITDA divided by consolidated sales from continuing operations. Segment adjusted EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, noncontrolling interests in consolidated joint ventures, loss on sale of receivables, restructuring expense, asset impairment charges and other special items as determined by management. Segment adjusted EBITDA excludes unallocated legacy and corporate expense (income), net. Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures. Free cash flow conversion is defined as free cash flow over adjusted income from continuing operations attributable to the company. Beginning in the second quarter of fiscal year 2021, the company no longer includes an adjustment for non-cash tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carryforwards or tax credits in adjusted income (loss) from continuing operations and adjusted diluted earnings (loss) per share.

Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, segment adjusted EBITDA margin, adjusted income (loss) from continuing operations attributable to the company, adjusted diluted earnings (loss) per share from continuing operations and free cash flow conversion are meaningful measures of performance to investors as they are commonly utilized to analyze financial performance in our industry, perform analytical comparisons, measure value creation, benchmark performance between periods and measure our performance against externally communicated targets.

Free cash flow is used by investors and management to analyze our ability to service and repay debt and return value directly to shareholders. Free cash flow conversion is a specific financial measure of our M2022 plan used to measure the company's ability to convert earnings to free cash flow and provides useful information about our ability to achieve strategic goals.

Management uses the aforementioned non-GAAP financial measures for planning and forecasting purposes, and segment adjusted EBITDA is also used as the primary basis for the Chief Operating Decision Maker ("CODM") to evaluate the performance of each of our reportable segments.

Our Board of Directors uses adjusted EBITDA margin, free cash flow, adjusted diluted earnings (loss) per share from continuing operations and free cash flow conversion as key metrics to determine management’s performance under our performance-based compensation plans, provided that, solely for this purpose, adjusted diluted earnings (loss) from continuing operations also includes an adjustment related to the use of deferred tax assets in jurisdictions with net operating loss carryforwards or tax credits.

Adjusted income (loss) from continuing operations attributable to the company, adjusted diluted earnings (loss) per share from continuing operations, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, segment adjusted EBITDA margin and free cash flow conversion should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income or cash flow conversion calculations as an indicator of our financial performance. Free cash flow and free cash flow conversion should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, these non-GAAP cash flow measures do not reflect cash used to repay debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Sales	$1,016	$514	$2,888	$2,286
Cost of sales	(884)	(486)	(2,493)	(2,017)
GROSS PROFIT	132	28	395	269
Selling, general and administrative	(69)	(52)	(203)	(181)
Income from WABCO distribution termination	—	—	—	265
Other operating expense, net	(4)	(17)	(13)	(32)
OPERATING INCOME (LOSS)	59	(41)	179	321
Other income, net	12	12	49	36
Equity in earnings of affiliates	8	(1)	24	11
Interest expense, net	(20)	(17)	(65)	(47)
INCOME (LOSS) BEFORE INCOME TAXES	59	(47)	187	321
Benefit (provision) for income taxes	(14)	13	(43)	(73)
INCOME (LOSS) FROM CONTINUING OPERATIONS	45	(34)	144	248
INCOME FROM DISCONTINUED OPERATIONS, net of tax	—	—	—	1
NET INCOME (LOSS)	45	(34)	144	249
Less: Net income attributable to noncontrolling interests	(3)	(2)	(7)	(5)
NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.	$42	$(36)	$137	$244

NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.
Net income (loss) from continuing operations	$42	$(36)	$137	$243
Income from discontinued operations	—	—	—	1
Net income (loss)	$42	$(36)	$137	$244

DILUTED EARNINGS PER SHARE
Continuing operations	$0.58	$(0.50)	$1.87	$3.19
Discontinued operations	—	—	—	0.01
Diluted earnings (loss) per share	$0.58	$(0.50)	$1.87	$3.20

Diluted average common shares outstanding	72.8	72.1	73.2	76.3

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
(in millions)

	June 30, 2021	September 30, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$138	$315
Receivables, trade and other, net	635	479
Inventories	563	435
Other current assets	61	54
TOTAL CURRENT ASSETS	1,397	1,283
NET PROPERTY	506	515
GOODWILL	510	501
OTHER ASSETS	632	585
TOTAL ASSETS	$3,045	$2,884
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term debt	$19	$39
Accounts and notes payable	633	423
Other current liabilities	288	264
TOTAL CURRENT LIABILITIES	940	726
LONG-TERM DEBT	1,011	1,188
RETIREMENT BENEFITS	166	196
OTHER LIABILITIES	273	279
TOTAL LIABILITIES	2,390	2,389

EQUITY:
Common stock (June 30, 2021 and September 30, 2020, 104.0 and 103.7 shares issued and 71.6 and 72.3 shares outstanding, respectively)	106	105
Additional paid-in capital	792	808
Retained earnings	873	736
Treasury stock, at cost (June 30, 2021 and September 30, 2020, 32.4 and 31.4 shares, respectively)	(598)	(573)
Accumulated other comprehensive loss	(557)	(614)
Total equity attributable to Meritor, Inc.	616	462
Noncontrolling interests	39	33
TOTAL EQUITY	655	495
TOTAL LIABILITIES AND EQUITY	$3,045	$2,884

MERITOR, INC.
ADJUSTED EBITDA AND SEGMENT ADJUSTED EBITDA-RECONCILIATION
Non-GAAP
AND
CONSOLIDATED BUSINESS SEGMENT SALES INFORMATION
(Unaudited)
(dollars in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Net income (loss) attributable to Meritor, Inc.	$42	$(36)	$137	$244
Income from discontinued operations, net of tax, attributable to Meritor, Inc.	—	—	—	(1)
Income (loss) from continuing operations, net of tax, attributable to Meritor, Inc.	$42	$(36)	$137	$243

Interest expense, net	20	17	65	47
Provision (benefit) for income taxes	14	(13)	43	73
Depreciation and amortization	26	24	78	74
Noncontrolling interests	3	2	7	5
Loss on sale of receivables	1	1	3	3
Transaction costs	—	—	—	5
Restructuring	1	12	9	27
Income from WABCO distribution termination	—	—	—	(265)
Brazil VAT Credit (1)	—	—	(22)	—
Adjusted EBITDA	$107	$7	$320	$212

Adjusted EBITDA margin (2)	10.5%	1.4%	11.1%	9.3%

Unallocated legacy and corporate expense (income), net (3)	(2)	1	(10)	(4)
Segment adjusted EBITDA	$105	$8	$310	$208

Commercial Truck
Segment adjusted EBITDA	$69	$(23)	$205	$92
Segment adjusted EBITDA margin (4)	8.6%	(6.8)%	9.0%	5.6%

Aftermarket & Industrial
Segment adjusted EBITDA	$36	$31	$105	$116
Segment adjusted EBITDA margin (4)	14.0%	15.3%	14.2%	15.4%

Sales
Commercial Truck	$800	$336	$2,268	$1,630
Aftermarket & Industrial	258	203	739	755
Intersegment Sales	(42)	(25)	(119)	(99)
Total Sales	$1,016	$514	$2,888	$2,286
(1) Amount relates to a pre-tax loss recovery, net of legal expenses, on the overpayment of VAT in Brazil.
(2) Adjusted EBITDA margin equals adjusted EBITDA divided by consolidated sales from continuing operations.
(3) Unallocated legacy and corporate expense (income), net represents items that are not directly related to the company's business segments. These items primarily include asbestos-related charges and settlements, pension and retiree medical costs associated with sold businesses, and other legacy costs for environmental and product liability.
(4) Segment adjusted EBITDA margin equals segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Nine Months Ended June 30,
	2021	2020
OPERATING ACTIVITIES
Income from continuing operations	$144	$248
Adjustments to income from continuing operations to arrive at cash provided by operating activities:
Depreciation and amortization	78	74
Deferred income tax expense (benefit)	1	(4)
Restructuring costs	9	27
Equity in earnings of affiliates	(24)	(11)
Stock compensation expense	14	3
Pension and retiree medical income	(39)	(31)
Loss on debt extinguishment	11	—
Dividends received from equity method investments	7	8
Pension and retiree medical contributions	(8)	(11)
Restructuring payments	(11)	(21)
Changes in off-balance sheet accounts receivable securitization and factoring programs	35	(104)
Changes in receivables, inventories and accounts payable	(103)	11
Changes in other current assets and liabilities	26	(26)
Changes in other assets and liabilities	6	25
Operating cash flows provided by continuing operations	146	188
Operating cash flows used for discontinued operations	—	—
CASH PROVIDED BY OPERATING ACTIVITIES	146	188
INVESTING ACTIVITIES
Capital expenditures	(47)	(45)
Cash paid for acquisition of Transportation Power, Inc., net of cash acquired	—	(13)
Other investing activities	(3)	9
CASH USED FOR INVESTING ACTIVITIES	(50)	(49)
FINANCING ACTIVITIES
Securitization	—	(8)
Borrowings against revolving line of credit	—	304
Repayments of revolving line of credit	—	(304)
Proceeds from debt issuance	275	300
Redemption of notes	(458)	—
Repurchase of convertible notes	(53)	—
Debt issuance costs	(5)	(4)
Term loan payments	(9)	(6)
Other financing activities	(1)	(1)
Net change in debt	(251)	281
Repurchase of common stock	(25)	(241)
CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	(276)	40
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	3	(7)
CHANGE IN CASH AND CASH EQUIVALENTS	(177)	172
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	315	108
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$138	$280

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Cash provided by (used for) operating activities	$39	$(102)	$146	$188
Capital expenditures	(21)	(12)	(47)	(45)
Free cash flow	$18	$(114)	$99	$143

MERITOR, INC.
ADJUSTED INCOME (LOSS) AND EARNINGS (LOSS) PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020 (3)	2021	2020 (3)
Income (loss) from continuing operations attributable to Meritor, Inc.	$42	$(36)	$137	$243
Adjustments:
Restructuring	1	12	9	27
Loss on debt extinguishment	3	—	11	—
Income from WABCO distribution termination	—	—	—	(265)
Transaction costs	—	—	—	5
Brazil VAT Credit (1)	—	—	(22)	—
Tax effect of adjustments (2)	(1)	(2)	3	55
Adjusted income (loss) from continuing operations attributable to Meritor, Inc.	$45	$(26)	$138	$65

Diluted earnings (loss) per share from continuing operations	$0.58	$(0.50)	$1.87	$3.19
Impact of adjustments on diluted earnings per share	0.04	0.14	0.02	(2.34)
Adjusted diluted earnings (loss) per share from continuing operations	$0.62	$(0.36)	$1.89	$0.85

Diluted average common shares outstanding	72.8	72.1	73.2	76.3
(1) Amount relates to a pre-tax loss recovery, net of legal expenses, on the overpayment of VAT in Brazil.
(2) Amount for the three months ended June 30, 2021 includes $1 million of income tax benefits related to restructuring and the loss on debt extinguishment. Amount for the nine months ended June 30, 2021 includes $7 million of income tax expense related to the Brazil VAT credit, $2 million of income tax benefits for the loss on debt extinguishment and $2 million of income tax benefits related to restructuring. The three months ended June 30, 2020 includes $2 million of income tax benefits related to restructuring. The nine months ended June 30, 2020 includes $62 million of income tax expense related to the WABCO distribution arrangement termination, $6 million of income tax benefits related to restructuring and $1 million of income tax benefits related to AxleTech transaction costs.
(3) For comparability, amounts for the three and nine months ended June 30, 2020 have been updated to show the effect of omitting the non-cash tax adjustment from the calculation of adjusted income from continuing operations attributable to the company and adjusted diluted earnings per share from continuing operations.

MERITOR, INC.
OUTLOOK FOR FISCAL YEAR 2021— RECONCILIATIONS
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

Fiscal Year 2021 Outlook (1)
Net income attributable to Meritor, Inc.	$~175
Loss from discontinued operations, net of tax, attributable to Meritor, Inc.	—
Income from continuing operations, net of tax, attributable to Meritor, Inc.	$~175
Interest expense, net	~80
Provision for income taxes	~55
Brazil VAT Credit	(22)
Noncontrolling interests	~10
Depreciation and amortization	~105
Restructuring	~10
Other	~4
Adjusted EBITDA	$~417

Sales	$~3,900

Adjusted EBITDA margin (2)	~10.7%

Diluted earnings per share from continuing operations	$~2.40
Impact of adjustments on diluted earnings per share	~0.05
Adjusted diluted earnings per share from continuing operations	$~2.45

Diluted average common shares outstanding	~73

Cash provided by operating activities	$~210
Capital expenditures	~(95)
Free cash flow	$~115

(1) Amounts are approximate.
(2) Adjusted EBITDA margin equals adjusted EBITDA divided by consolidated sales from continuing operations.